UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 29, 2007
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-22378 (Commission File Number)	74-2482571 (I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri (Address of principal executive offices)		63017 (Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Third Amended and Restated Credit Agreement
Amendment No. 19 and Waiver to the Second Lien Credit Agreement
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
     On June 29, 2007, Thermadyne Holdings Corporation (the “Company”), Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (the “Amended and Restated GE Credit Agreement”). Among other things, the Amended and Restated GE Credit Agreement (i) extended the maturity date to June 29, 2012; (ii) increased the revolving credit commitment to $100 million, including a new cash flow facility of up to $20 million and a new $8 million property, plant and equipment facility; (iii) reduced certain interest rate percentages subject to the interest rate determination grid and modified the grid to include interest rates applicable to the new cash flow facility; (iv) extended the time period within which a prepayment fee would be payable; (v) removed liens against certain of the Company’s foreign subsidiaries and released such subsidiaries as guarantors; (vi) increased the amount of permitted investments of the Company and enhanced the Company’s ability to repay other indebtedness; (vii) amended the borrowing base calculation; (viii) revised the calculation and definition of EBITDA; (ix) substituted a senior leverage ratio for the previous maximum leverage ratio; and (x) modified certain other financial and non-financial covenants.
     Also on June 29, 2007, the Thermadyne Parties entered into Amendment No. 19 and Waiver to the Second Lien Credit Agreement among the Thermadyne Parties and Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to (i) extend the maturity date to November 7, 2010; (ii) lower certain applicable interest rates from LIBOR plus 4.50% to LIBOR plus 2.75%; (iii) revise the calculation and definition of EBITDA; (iv) provide for the $14 million prepayment in full of the loans held by GSO Special Situations Fund LP (“GSO”), and, therefore, remove GSO as a lender and reduce the second lien facility from $50 million to $36 million; (v) modify the definition of Leverage Ratio and certain other financial covenants; and (vi) remove the liens on certain of the Company’s foreign subsidiaries and release such subsidiaries as guarantors. Northwoods Capital IV, Limited, Northwoods Capital V, Limited, Northwoods Capital VI, Limited, and Northwoods Capital VII, Limited, lenders party to the Second Lien Facility Amendment, are affiliates of Angelo, Gordon & Co., L.P. (“Angelo Gordon”). Angelo Gordon holds approximately 34% of the Company’s outstanding shares of common stock and employs Bradley G. Pattelli, one of the Company’s directors. The terms of the Second Lien Credit Agreement, as amended, were negotiated at arms-length, and the Company believes that the terms of the second lien facility are as favorable as could be obtained from an unaffiliated lender.
     Copies of the Amended and Restated GE Credit Agreement and the Second Lien Facility Amendment are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. The foregoing summary of the terms of these amendments is qualified in its entirety by reference to Exhibits 4.1 and 4.2.
     On July 2, 2007, the Company issued a press release announcing entry into the Amended and Restated GE Credit Agreement and Second Lien Facility Amendment. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Third Amended and Restated Credit Agreement dated as of June 29, 2007 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, ProTip Corporation, and Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender, and GECC Capital Markets Group, Inc., as lead arranger.

4.2	Amendment No. 19 and Waiver to the Second Lien Credit Agreement dated as of June 29, 2007 among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Tweco Products, Inc., Victor Equipment Company, C&G Systems, Inc., Stoody Company, ProTip Corporation, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders signatory thereto, and Credit Suisse as administrative agent and collateral agent.

99.1	Press Release of Thermadyne Holdings Corporation dated July 2, 2007.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 2, 2007

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, General Counsel and Corporate Secretary

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